EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Globe Specialty Metals, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-163906) on Form S-3,  the Registration Statement (No. 333-162455) on Form S-8 and the Registration Statement (No. 333-172580) on Form S-8 of Globe Specialty Metals, Inc. of our reports dated August 27, 2012, with respect to the consolidated balance sheets of Globe Specialty Metals, Inc. and subsidiary companies as of June 30, 2012 and 2011, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2012, and the effectiveness of internal control over financial reporting as of June 30, 2012, which reports appear in the June 30, 2012 annual report on Form 10-K of Globe Specialty Metals, Inc.

/s/ KPMG LLP

New York, New York
August 27, 2012